Exhibit 10.22(d)

CABOT OIL & GAS CORPORATION SAVINGS INVESTMENT PLAN

(As Amended and Restated Effective January 1, 2006)

FOURTH AMENDMENT

WHEREAS, effective January 1, 1991, Cabot Oil & Gas Corporation (the “Company”) established the Cabot Oil & Gas Corporation Savings Investment Plan and has amended and restated the Plan on several occasions since that date, most recently as of January 1, 2006 (the “Plan”); and

WHEREAS, the Company now desires to amend the Plan to provide for certain changes made necessary or appropriate as a result of the promulgation of final regulations under Section 415 of the Internal Revenue Code of 1986, as amended;

NOW, THEREFORE, having reserved the right to amend the Plan pursuant to Section 10.4 thereof, the Company hereby amends Article XII of the Plan by deleting the contents thereof and replacing it with the following:

12.1 Limitations on Contributions.

(a) Maximum Permissible Amount and Incorporation of Code Section 415 by Reference. Notwithstanding any provision of this Plan to the contrary, except as otherwise provided in this Article, total Annual Additions made to the Account of a Participant for a Limitation Year shall not exceed the “Maximum Permissible Amount,” which is the lesser of:

(1)	$40,000, as adjusted pursuant to Code Section 415(d) and Treasury Regulation Section 1.415(d)-1(b); or

(2)	100% of the Participant’s Compensation for the Limitation Year.

For purposes of determining whether the Annual Additions under this Plan exceed the Maximum Permissible Amount, all defined contribution plans of the Employer are to be treated as one defined contribution plan.

In accordance with Treasury Regulation Section 1.415(a)-1(d)(3), the Plan incorporates by reference the limitations on contributions under Code Section 415 and as provided under Treasury Regulation Section 1.415(c)-1 et seq. (as may be revised or amended from time to time by the Internal Revenue Service). Unless otherwise provided in this Section, the default rules under Code Section 415 Treasury Regulations shall apply with respect to the limitations under this Section.

For purposes of determining a Participant’s Maximum Permissible Amount for any Limitation Year, in addition to amounts of Compensation included for the Limitation Year in accordance with the timing rules under the provisions in Treasury Regulation Section 1.415-2(e), such Participant’s Compensation for the Limitation Year shall include:

(i) Amounts paid after a Participant’s severance from employment for services during the Participant’s regular working hours or outside the Participant’s regular working hours (such as overtime or shift differential), commissions, bonuses, or other similar payments if (A) such Compensation would have been paid to the Participant prior to his severance from employment if he had continued in employment with the Employer and (B) such Compensation is paid by the later of 2 1/2 months after the Participant’s severance from employment with the Employer or the end of the Limitation Year that includes the date of such severance from employment;

(ii) Amounts earned, but not paid, during a Limitation Year solely because of the timing of the pay periods, provided that such amounts are (A) paid during the first few weeks of the next Limitation Year, (B) included on a uniform and consistent basis with respect to all similarly situated Employees, and (C) not included in more than one Limitation Year and

(b) Definitions. For purposes of this Section, the following terms shall have the following meanings:

(i) Employer: The Company and any other Employer that adopts this Plan; provided, however, that in the case of a group of employers which constitutes a controlled group of corporations (as defined in Code Section 414(b), as modified by Code Section 415(h)) or which constitutes trades and businesses (whether or not incorporated) which are under common control (as defined in Code Section 414(c) as modified by Code Section 415(h)) or an affiliated service group (as defined in Code Section 414(m)), all such employers shall be considered a single employer for purposes of applying the limitations of this Section for any portion of a Limitation Year during which such employers were so controlled or affiliated.

(ii) Limitation Year: The Plan Year.

(iii) Compensation: For purposes of determining the Maximum Permissible Amount, a Participant’s Compensation:

(A) includes:

(1) Wages, salaries, fees for professional services and other amounts received (without regard to whether or not an amount is paid in cash) for personal services actually rendered in the course of employment with an Employer to the extent that such amounts are includable in gross income (or to the extent amounts that would have been received and includible in gross income but for an election by the Participant under Code Sections 125(a), 132(f)(4), 402(e)(3), 402(h)(1)(B), 402(k) or 457(b)), including, but not limited to, commissions paid to salesmen, compensation for services on the basis of a percentage of profits, commissions on insurance premiums, tips, bonuses, fringe benefits and reimbursements or other expense allowances under a nonaccountable plan as described in Treasury Regulation Section 1.62-2(c);

(3) Amounts described in Code Section 104(a)(3), 105(a), or 105(h), but only to the extent that these amounts are includible in the gross income of the Participant for such year;

(4) Amounts paid or reimbursed by the Employer for moving expenses incurred by a Participant, but only to the extent that at the time of the payment or reimbursement it is reasonable to believe that these amounts are not deductible by the Participant under Code Section 217;

(5) The value of a nonstatutory option (which is an option other than a statutory option as defined in Treasury Regulation Section 1.421-1(b)) granted to a Participant by the Employer, but only to the extent that the value of the option is includible in the gross income of the Participant for the taxable year in which granted;

(6) The amount includible in the gross income of a Participant upon making the election described in Code Section 83(b); and

(7) Amounts that are includible in the gross income of a Participant under the rules of Code Section 409A or Section 457(f)(1)(A) or because the amounts are constructively received by the Participant;

and (B) excludes:

(1) Contributions (other than elective contributions described in Code Sections 402(e)(3), 408(k)(6), 408(p)(2)(A)(i) or 457(b)) made by the Employer to a plan of deferred compensation (including a simplified employee pension described in Code Section 408(k) or a simple retirement account described in Code Section 408(p), whether or not qualified) to the extent the contributions are not included in the gross income of the Participant for the taxable year in which contributed, and any amounts paid to a Participant from a plan of deferred compensation (whether or not qualified) regardless of whether such amounts are includable in the gross income of the Participant when distributed;

(2) Amounts realized from the exercise of a nonstatutory option (which is an option other than a statutory option as defined in Treasury Regulation Section 1.421-1(b)) or when restricted stock or other property held by a Participant becomes freely transferable or is no longer subject to a substantial risk of forfeiture under Code Section 83 and the Treasury Regulations thereunder;

(3) Amounts realized from the sale, exchange or other disposition of stock acquired under a statutory stock option (within the meaning of Treasury Regulation Section 1.421-1(b));

(4) Other amounts which receive special tax benefits, such as, for example, premiums for group-term life insurance, to the extent such amounts are not includible in the gross income of the Participant and are not salary reduction amounts under Code Section 125; and

(5) Other items of remuneration that are similar to the items listed above in clauses (B)(1) through (4) .

The foregoing notwithstanding, for purposes of this Section, Compensation shall not exceed the limitation under Code Section 401(a)(17)(A), as adjusted for cost-of-living increases pursuant to Code Section 401(a)(17)(B), but shall not be limited to the earliest payments made to or on behalf of a Participant with respect to a Limitation Year.

(iv) Annual Additions: With respect to each Limitation Year, to the extent allocated to a Participant’s Account in accordance with the timing rules of Treasury Regulation Section 1.415(c)-1(b)(6), the total of the Participant’s Employer Contributions, Pre-Tax Contributions, After-Tax Contributions, Forfeitures, amounts described in Code Sections 415(l) and 419A(d)(2), and amounts allocated to a Participant’s Account under a corrective amendment that complies with the requirements of Treasury Regulation Section 1.401(a)(4)-11(g); but excluding Catch-Up Contributions made pursuant to Section 4.1(C), Rollover Amounts contributed pursuant to Section 4.7, restorative payments described in Treasury Regulation Section 1.415(c)-1(b)(2)(ii)(C), Excess Deferrals distributed in accordance with Section 4.1 and Treasury Regulation Section 1.402(g)-1(e)(2) or (3), and such other amounts specifically excluded under Treasury Regulation Section 1.415(c)-1(b)(3). Contributions made with respect to Qualified Military Service in accordance with Section 3.12 shall be considered an Annual Addition for the Limitation Year to which the Contribution relates.

(c) Prospective Reduction of Participant Contributions. If during a Limitation Year the Committee determines that the Maximum Permissible Amount will be exceeded for the Limitation Year, the Pre-Tax and/or After-Tax Contribution elections of affected Participants may be (but is not required to be) reduced by the Committee on a temporary and prospective basis in such manner as the Committee will determine.

(d) Excess Amounts and EPCRS. To the extent a Participant’s Annual Additions for a Limitation Year exceed the Participant’s Maximum Permissible Amount, except as otherwise permitted under the Treasury Regulations or other guidance issued by the Internal Revenue Service, such result shall be corrected in accordance with procedures available under the Internal Revenue Service’s Employee Plans Compliance Resolution System in effect at the time of the correction.

IN WITNESS WHEREOF, the Company, acting by and through its duly authorized officer, has caused this Amendment to be executed as of the 30th day of December, 2008, but effective as of January 1, 2008.

CABOT OIL & GAS CORPORATION

By:	/s/ Abraham D. Garza
Title:	Vice President, Human Resources

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